EXHIBIT 10.92

JOINT VENTURE TERMINATION AGREEMENT

This Joint Venture Termination Agreement (“Termination Agreement”) is made on March 14, 2017, by and between ELITE DATA SERVICES INC., a Florida corporation (“DEAC”), and H Y H INVESTMENTS, S.A., a Hondorus corporation (“HYHI”), (each a “Party” and collectively referred to herein as the “Parties”).

WHEREAS, DEAC and HYHI executed that certain Joint Venture Agreement, dated on or about May 20, 2016, in which the parties formed a joint venture (the “Joint Venture”) using Elite Data Holdings S.A., a Honduras corporation, a wholly-owned subsidiary of Elite Gaming Ventures LLC, a Florida limited liability company ("EVG"), a wholly-owned subsidiary of the Company, and a distributor license from HYHI and El Mar Muerto Beauty Mineral, S.A., a Honduras corporation ("EMBM") to establish gaming operations (the "Purpose") by distributing and maintaining a total of eighty (80) slot machines in the cities of La Lima, Cortes; eighty (80) slot machines in the cities of Trujillo, Colon; and One Hundred and Sixty (160) slot machines in Roatan in the bay island of Honduras.

WHEREAS, under the terms of the Joint Venture, in the event of a termination, or if DEAC was unable to provide the Initial Funding when due, or for a period not to exceed ninety (90) days in each monthly instance, the financial and operational resources needed to maintain the operations of the Joint Venture for its intended purpose in an amount not less than Twenty-Five Dollars (USD $25,000) per month, less any revenues generated during such period, HYHI would have the right to cancel the Joint Venture in writing, thus terminating any further obligations of the parties to this Agreement (the "Termination"), including the cancellation of any further Minimum Licensing Fee Payments and the combined total of any outstanding amounts owed by DEAC, in excess of One Million Dollars (USD$1,000,000.00), on the Amended and Restated Redeemable Note and all other Licensing Redeemable Notes, issued to HYHI which have not been converted, or otherwise assigned, sold or transferred by HYHI to one or more other parties prior to such Termination date;

WHEREAS, pursuant to certain conditions of Article 18 of the Joint Venture Agreement, the Parties have decided to mutually waive the requirement for a notice of default by either party and immediately terminate the Joint Venture between the parties on the terms and conditions detailed hereunder.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1. Termination. Parties hereto mutually agree that the Joint Venture Agreement shall be terminated, effective immediately upon this execution of this Termination Agreement (the “Termination”), releasing each other from any liabilities or claims whatsoever related to the Joint Venture Agreement, pursuant to the terms and conditions set forth in Section 2 below.

2. Conditions of Termination. Pursuant to the Termination, the entire Joint Venture Agreement shall be rendered null and void, except for validity and enforceability of a total of Three Million Nine Hundred Thousand Dollars (US$3,900,000) represented by the first eight (8) quarterly payments of the original Amended and Restated Redeemable Note issued on or about May 20, 2016 in the amended principal amount of Four Million Nine Hundred Thousand Dollars (USD $4,900,000), in relation to the following payments: (A) two (2) separate payments of Four Hundred Fifty Thousand Dollars (USD $450,000), plus accrued interest to date, due on July 1, 2016 and October 1, 2016, respectively, for a total of Nine Hundred Thousand Dollars (USD $900,000), and payable in cash or convertible into shares of common stock of DEAC at a conversion price equal to the lesser of $0.01 per share or fifty percent (50%) to the five (5) trading day average closing price immediately preceding the payment date, and (B) the remaining balance of Four Million (USD $4,000,000) payable in cash in a total of eight (8) equal quarterly installments of Five Hundred Thousand Dollars (USD $500,000), plus accrued interest to date, on the first day of each quarter beginning with January 1, 2017 and ending on January 1, 2019, convertible into shares of common stock of DEAC at fifty percent (50%) discount to the five (5) trading day average closing price immediately preceding the payment date, and other terms more fully described in the amended note set forth in the Amended and Restate Redeemable Note, thus cancelling the final two (2) quarterly payments (seventh and eighth quarterly payments) of Five Hundred Thousand Dollars (USD $500,000) each for a reduction of One Million Dollars (UD$1,000,000) of the principal amount of the Amended and Restated Redeemable Note, pursuant to the terms of the Note Cancellation and Extinguishment Agreement (the “Note Cancellation Agreement”), attached hereto as Exhibit A, and any and all existing operations, including, but not limited to, all of the assets and liabilities of the Joint Venture shall remain in Elite Data Holdings S.A., a Honduras corporation (“EDH”), as a wholly-owned subsidiary of Elite Gaming Ventures LLC, a Florida limited liability company (“EGV”), with the ownership interest of EGV assigned and transferred to HYHI and/or its assigns as set forth in the Assignment (the “Assignment”), attached hereto as Exhibit A-1 to the Note Cancellation Agreement, attached hereto.

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3. Representation and Warranties. Each of the Parties represents and warrants that:

(i)	they have not entered into any arrangements, understandings or agreements, whether contingent or not, which would adversely affect the implementation of this Agreement;

(ii)

they have the power and authority to enter into this Agreement and to perform its obligations under this Agreement, all of which have been duly authorized by all proper and necessary corporate action by each of the Parties;

(iii)	this Agreement constitutes the valid and legally binding agreement of each of the Parties enforceable in accordance with its terms.

4. Expenses. Each Party shall be responsible for all the costs and expenses incurred by it in connection with and incidental to the preparation and completion of this Agreement.

5. General Provisions:

4.1 Waiver of Breach. All waivers under this Agreement shall be in writing. Any waiver by a party of the breach of any provision or of any condition precedent of this Agreement shall not operate as a waiver of any subsequent breach of that provision or as a waiver of the breach of any other provision or of any other condition precedent.

4.2 Severability. If any one or more provisions of this Agreement shall be adjudged or declared illegal or unenforceable, the same shall not in any way affect or impair the validity or enforceability of all or any other provision of this Agreement.

4.3 Governing Law. This Agreement and the performance hereof shall be construed and interpreted in accordance with the laws of the State of Florida. Any dispute arising under or out of this Agreement shall be submitted for resolution to an applicable state or federal court of competent jurisdiction that is located in the State of Florida.

4.4 Venue; Waivers. The Parties irrevocably agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this agreement shall be litigated in courts having situs within the County of Orange County, State of Florida. The Parties hereby waive any right they may have to transfer or change the venue of any litigation brought by another party hereto in accordance with this paragraph.

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4.5 Assignment. No party may assign its rights, interest or obligations under this Agreement without the prior approval in writing of the other party.

4.6 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than the parties and their respective successors and permitted assigns.

4.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in connection with the subject matter hereof. This Agreement may not be modified, amended, altered or extended orally, and no modification shall be effective unless in writing and signed by the parties hereto.

4.8 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns.

4.9 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing, and shall be deemed to have been given, when received, if delivered in person or by a reputable courier service (such as Federal Express), or three (3) business days following mailing, if mailed by certified mail, return receipt requested, postage prepaid, as follows:

If to DEAC:	Elite Data Services, Inc. 720 S. Colorado Blvd., PH North Denver, CO 80246 Attn: Chief Executive Officer Phone: (720) 240-9378 Email: admin@elitedata.io

If to HYHI:	H Y H Investments, S.A. 50496189779 Isles de la Bahia Honduras, C.A. 34101 Attn: Chief Executive Officer Phone: ______________________ Email: _______________________

4.10 Exhibits and Schedules. The Exhibits and Schedules attached hereto constitute an integral part of this Agreement. Terms defined in this Agreement that are used in any Exhibit or Schedule attached hereto and are not otherwise defined therein shall have the meanings assigned to such terms in this Agreement. Terms defined in any Exhibit or Schedule attached hereto that are used in this Agreement or in any other Exhibit or Schedule which are not otherwise defined herein shall have the meanings assigned to such terms in such Exhibit or Schedule.

4.11 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning and interpretation of this Agreement.

4.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be considered an original but all of which will constitute the same instrument, notwithstanding that fewer than all of the parties have signed the same counterpart. A counterpart signature page transmitted by facsimile machine will be given the same effect as an original signature page. Any party signing this Agreement by facsimile must provide the other parties with a manually signed signature page within ten (10) days after the date of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HYHI:		DEAC:

H Y H INVESMENTS, S.A.,		ELITE DATA SERVICES INC.,
a Honduras corporation		a Florida corporation

By:	/s/ Wilson Stevenson	By:	/s/ Brenton Mix
Printed Name:	Wilson Stevenson	Printed Name:	Brenton Mix
Title:	President	Title:	CEO

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EXHIBIT A

NOTE CANCELLATION AND EXTINGUISHMENT AGREEMENT

THIS NOTE CANCELLATION AND EXTINGUISHMENT AGREEMENT (“Note Cancellation Agreement”) is entered into as of March 14, 2017, between ELITE DATA SERVICES INC., a Florida corporation (“Releasee”), and H Y H INVESTMENTS, S.A., a Honduras corporation (“Releasor”).

RECITALS

WHEREAS, Releasee and Releasor executed that certain Third Amendment to the Securities Purchase Agreement (the "Third Amendment"), pursuant to which the parties agreed to further clarify and amend and restate certain provisions of the Original Purchase Agreement, First Amendment and Second Amendment (the "Original Purchase Agreement").

WHEREAS, pursuant to the terms of the Third Amendment, the parties mutually agreed to cancel the Original Purchase Agreement dated April 6, 2015, in exchange for a new Joint Venture Agreement (the "Joint Venture") executed on even date therewith, pursuant to which the Company and HYHI agreed to create a joint venture relationship using Elite Data Holdings S.A., a Honduras corporation (“EDH”), a wholly-owned subsidiary of Elite Gaming Ventures LLC, a Florida limited liability company ("EVG"), a wholly-owned subsidiary of the Company, and a distributor license from HYHI and El Mar Muerto Beauty Mineral, S.A., a Honduras corporation ("EMBM") to establish gaming operations (the "Purpose") by distributing and maintaining a total of eighty (80) slot machines in the cities of La Lima, Cortes; eighty (80) slot machines in the cities of Trujillo, Colon; and One Hundred and Sixty (160) slot machines in Roatan in the bay island of Honduras.

WHEREAS, pursuant to the terms of the Joint Venture, the parties agreed to certain terms and conditions of the Joint Venture, including, but not limited to, a certain amount of consideration reflected in a further amendment and restatement of the amended and restated convertible note (the "Original Amended Note"), dated April 6, 2015, in the form of the amended and restated convertible redeemable note (the "Amended and Restated Redeemable Note") to reflect the original issuance date of January 1, 2016 (the "Restated Issuance Date"), and a decrease in the original principal amount from Nine Million Nine Hundred Thousand Dollars (USD $9,900,000) to Four Million Nine Hundred Thousand Dollars (USD $4,900,000) (the "New Principal Amount"), at ten percent (10%) interest per annum, due and payable to HYHI by DEAC as follows: (A) two (2) separate payments of Four Hundred Fifty Thousand Dollars (USD $450,000), plus accrued interest to date, due on July 1, 2016 and October 1, 2016, respectively, for a total of Nine Hundred Thousand Dollars (USD $900,000), and payable in cash or convertible into shares of common stock of DEAC at a conversion price equal to the lesser of $0.01 per share or fifty percent (50%) to the five (5) trading day average closing price immediately preceding the payment date, and (B) the remaining balance of Four Million (USD $4,000,000) payable in cash in a total of eight (8) equal quarterly installments of Five Hundred Thousand Dollars (USD $500,000), plus accrued interest to date, on the first day of each quarter beginning with January 1, 2017 and ending on January 1, 2019, convertible into shares of common stock of DEAC at fifty percent (50%) discount to the five (5) trading day average closing price immediately preceding the payment date, and other terms more fully described in the amended note set forth in the Amended and Restate Redeemable Note.

WHEREAS, Releasor desires to forego and waive any and all right in, entitlement to or interest in any principal, interest, late charges, reimbursable attorneys’ fees, reimbursable expenses and any other sums due and payable with respect to a total of One Million Dollars (US$1,000,000) of the final two (2) quarterly payments (seventh and eighth quarterly payments) of Five Hundred Thousand Dollars (USD $500,000) each of the Amended and Restated Redeemable Note (the “Cancelled Sum”) as of the date of this Agreement (the “Effective Date”), any future payments due under the Cancelled Sum of the Redeemable Note and all or any other of Releasor’s rights under the Cancelled Sum of the Redeemable Note, thereby extinguishing and canceling the Cancelled Sum of the Redeemable Note and terminating any and all of Releasee’s obligations thereunder Cancelled Sum of the Redeemable Note, in exchange for the assignment and transfer by the Releasee of any and all of the issued and outstanding membership interests owned and held by Releasee representing a total of One Hundred Percent (100%) of the ownership interest of EVG (the “EVG Membership Interest”), and its wholly-owned subsidiary EDH, to Releasor and/or its assigns, on the Effective Date (the “Cancellation Transaction”).

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NOW, THEREFORE, in consideration of the premises, mutual promises, representations, warranties, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to be legally bound as follows:

Section 1. Recitals. Releasee and Releasor each acknowledges that the Recitals set forth above are true and accurate. Each of the Recitals is incorporated into this Agreement by reference and is made a part hereof.

Section 2. Cancellation of Cancelled Sum and Assignment. On the terms and subject to the conditions of this Agreement, immediately upon the execution of this Agreement, the Cancellation Transaction shall be deemed to be consummated. Each party hereto acknowledges receipt of the consideration set for in the Recitals above as to be received by such party. Upon the execution of this Agreement, Releasee and Releasor shall cause the assignment and transfer of all the EVG Membership Interest from Releasee to Releasor by the execution of the Assignment (the “Assignment”), as set forth in Exhibit A-1, attached hereto.

Section 3. Effects of Cancelation. Immediately upon the consummation of the Cancellation Transaction, and the execution of the Assignment set forth in Section 2, the Cancelled Sum the Redeemable Note (including all principal, interest, fees, penalties, costs, and expenses due thereon or pursuant thereto) shall be deemed paid in full and Cancelled Sum the Redeemable Note shall no longer have any legal effect.

Section 4. Release. Effective upon consummation of the Cancellation Transaction, Releasor, on behalf of himself and his respective heirs and personal representatives, and all others claiming through or under them, does hereby release, acquit and forever discharge Releasee and its present and former employees, officers, directors, members, shareholders, agents, consultants, counsel or representatives, and its successors and assigns (collectively, the “Releasee Parties”), and each of them, of and from any and all obligations, claims, debts, demands, covenants, contracts, promises, agreements, liabilities, controversies, costs, expenses, attorneys’ fees, actions or causes of action of any nature, whatsoever, in law or in equity, whether known or unknown, foreseen or unforeseen, accrued or not accrued, direct or indirect, which the Releasor ever had, now have, or can, shall or may have against any or all of the Releasee Parties, either alone or in combination with others, arising out of or from or in any way related to Cancelled Sum the Redeemable Note.

Section 5. Representations of Releasor. Releasor represents and warrants to Releasee as follows:

(a) Authorization. All action on the part of Releasor, necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Releasor hereunder has been taken. This Agreement, when executed and delivered by Releasor, will constitute a valid and legally binding obligation of Releasor, enforceable against Releasor in accordance with its terms.

(b) Title to Redeemable Note. Releasor is the lawful owner of Redeemable Note with good and marketable title thereto free and clear of all the following of any nature whatsoever: security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first offer or refusal, community property rights, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

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(c) No Conflicts; Advice. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Releasor is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which Releasor is a party. Releasor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the transactions contemplated hereby.

(d) Consents. No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person is required for the valid authorization, execution, delivery and performance by Releasor of this Agreement and the consummation of the transactions contemplated hereby.

(e) Bankruptcy. Releasor is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Bankruptcy Code Section 368(a)(3)(A) (or related provisions)) or involved in any insolvency proceeding or reorganization.

Section 6. Representations of Releasee. Releasee represents and warrants to Releasor as follows:

(a) Authorization. All action on the part of Releasee, necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Releasee hereunder has been taken. This Agreement, when executed and delivered by Releasee, will constitute a valid and legally binding obligation of Releasee, enforceable against Releasee in accordance with its terms.

(b) No Conflicts; Advice. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Releasee is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which Releasee is a party. Releasee has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the transactions contemplated hereby.

(c) Consents. No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person is required for the valid authorization, execution, delivery and performance by Releasee of this Agreement and the consummation of the transactions contemplated hereby.

Section 7. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action, or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The waiver by any party hereto at or before the Closing Date of any condition to its obligations hereunder which is not fulfilled shall preclude such party from seeking redress from the other party hereto for breach of any representations, warranty, covenant or agreement contained in this Agreement.

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Section 8. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, and permitted assigns.

Section 9. Expenses. Each party hereto shall pay the fees and expenses of such party’s advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, and shall hold the other party hereto harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim for such fees and expenses.

Section 10. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally, or by electronic delivery in PDF format (followed by first-class mail), or seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

If to DEAC:	Elite Data Services, Inc. 720 S. Colorado Blvd., PH North Denver, CO 80246 Attn: Chief Executive Officer Phone: (720) 240-9378 Email: admin@elitedata.io

If to HYHI:	H Y H Investments, S.A. 50496189779 Isles de la Bahia Honduras, C.A. 34101 Attn: Chief Executive Officer Phone: ______________________ Email: _______________________

Section 11. Counterparts. This Agreement may be executed via facsimile in one or more counterparts and transmitted via facsimile or PDF, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. When counterparts of copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals.

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Section 12. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired hereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 13. Entire Agreement. This Agreement represents the entire agreement of the parties hereto with respect to the matters contemplated hereby, and there are no written or oral representations, warranties, understandings or agreements with respect hereto except as expressly set forth herein.

Section 14. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

Section 15. Confidentiality. Each of Releasor and Releasee hereby agrees, without the prior written consent of the other, to not disclose, and to otherwise keep confidential, the transactions contemplated hereby and the terms and conditions of this Agreement, except to the extent that disclosure thereof is required by law, rule or regulation; provided, however, that Releasor and Releasee may disclose information regarding such transactions to their respective accountants, attorneys, limited partners, shareholders and other interest holders.

Section 16. Further Assurances. Each of Releasor and Releasee hereby agrees and provides further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement.

Section 17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. Each of the parties hereto consents to the exclusive jurisdiction and venue of the state courts located in Orange County in the State of Florida and the federal courts for the District of Florida with respect to all claims under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

RELEASOR:		RELEASEE:

H Y H INVESTMENT, S.A.,		ELITE DATA SERVICES INC.,
a Honduras corporation		a Florida corporation

By:	/s/ Wilson Stevenson	By:	/s/ Brenton Mix
Printed Name:	Wilson Stevenson	Printed Name:	Brenton Mix
Title:	President	Title:	CEO

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EXHIBIT A-1

ASSIGNMENT OF MEMBERSHIP INTERESTS

(Elite Gaming Ventures LLC)

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ELITE DATA SERVCIES INC., a Florida corporation (“Assignor”), hereby assigns, sets over and transfers to H Y H INVESTMENTS, S.A., a Honduras corporation (“Assignee”), effective as of the date hereof, all of the membership interest in ELITE GAMING VENTURES LLC, a Florida limited liability company (the “LLC”), equal to a total of one hundred percent (100%) ownership interest of the LLC, owned and held by Assignor, pursuant to the terms of the Termination Agreement, of even data herewith, of which this Assignment is made a part thereof.

TO HAVE AND TO HOLD the same unto Assignee, it respective successors and assigns forever; and

Assignor does, for itself and its successors and assigns, covenant and agree with Assignee to specifically warrant and defend title to the said membership interest assigned hereby unto Assignee, its successors and assigns, against any and all claims thereto by whomsoever made by or through Assignor; and

Assignor does, for itself and its successors and assigns, warrant and represent to the Assignee that the title conveyed is good, its transfer is rightful; that no consent or approval by any other person or entity is required for the valid assignment by Assignor to Assignee of the membership interest referenced herein; and that the membership interests are, have been, and shall be delivered free and clear from any security interest or other lien or encumbrance; and

Assignor does, for itself and its successor and assigns, warrant and represent to Assignee that there are no attachments, executions or other writs of process issued against the membership interest conveyed hereunder; that it has not filed any petition in bankruptcy nor has any petition in bankruptcy been filed against it; and that it has not been adjudicated a bankrupt; and

Assignor does, for itself and its successors and assigns, warrant that it will execute any such further assurances of the foregoing warranties and representations as may be requisite.

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IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of March 14, 2017.

ASSIGNORS

ELITE DATA SERVICES INC.

By:	/s/ Brenton Mix
Name:	Brenton Mix
Title:	CEO

ASSIGNEE

H Y H INVESMENTS, S.A.

By:	/s/ Wilson Stevenson
Name:	Wilson Stevenson
Title:	President

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